FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-276033-05

Subject:	** NEW ISSUE CMBS: BBCMS 2024-C30 - PUBLIC PRICING DETAIL

NEW ISSUE CMBS:	BBCMS 2024-C30

$763.638MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS; BMO; BOFA; DEUTSCHE BANK; GOLDMAN SACHS; KEYBANC SOCIÉTÉ GÉNÉRALE;

CO-MANAGERS:	ACADEMY SECURITIES; BANCROFT CAPITAL

RATING AGENCIES:	S&P; FITCH; KBRA

PUBLIC OFFERED CERTIFICATES

CLASS	RATINGS (S/F/K)	SIZE ($MM)	C/E	WAL	COUPON(%)	PRICE(%)	YIELD(%)	SPREAD
A-1	AAA/AAA/AAA	6.128	30.000%	2.82	4.902	99.99797	4.87803	J+74.8
A-2	AAA/AAA/AAA	27.740	30.000%	4.99	6.128	102.99659	5.44753	J+130
A-4	AAA/AAA/AAA	130.000	30.000%	9.63	5.251	100.99998	5.14691	J+88
A-5	AAA/AAA/AAA	420.530	30.000%	9.86	5.532	102.99590	5.17153	J+90
A-SB	AAA/AAA/AAA	8.160	30.000%	7.43	5.591	102.99746	5.12223	J+90
A-S	AA/AAA/AAA	103.698	17.750%	9.99	5.831	102.99495	5.47405	J+120
B	NR/AA-/AA-	39.151	13.125%	9.99	6.031	102.99315	5.67405	J+140
C	NR/A-/A-	28.321	9.790%	9.99	5.980	99.99418	6.02405	J+175

- SETTLEMENT:	ON OR ABOUT WEDNESDAY, NOVEMBER 20, 2024

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.